Exhibit 1

Name	Business Address	Principal Occupation
Andrew P. Cambell	14605 28th Avenue North Minneapolis, Minnesota 55447	Vice President Minntech Corporation
R. James Danehy	14605 28th Avenue North Minneapolis, Minnesota 55447	Chief Executive Officer Minntech Corporation
Norman Dann	14605 28th Avenue North Minneapolis, Minnesota 55447	Independent Business Consultant
Jules L. Fisher	14605 28th Avenue North Minneapolis, Minnesota 55447	Chief Financial Officer Minntech Corporation
George Heenan	14605 28th Avenue North Minneapolis, Minnesota 55447	Executive Fellow and Director of Strategic Management University of St. Thomas
Amos Heilicher	14605 28th Avenue North Minneapolis, Minnesota 55447	President Advance-Carter and Advance Realty Company
Paul Helms	14605 28th Avenue North Minneapolis, Minnesota 55447	Senior Vice President Minntech Corporation
William Hope	14605 28th Avenue North Minneapolis, Minnesota 55447	Chairman of the Board Minntech Corporation
Robert W. Johnson	14605 28th Avenue North Minneapolis, Minnesota 55447	Vice President Minntech Corporation
Malcolm McDonald	14605 28th Avenue North Minneapolis, Minnesota 55447	Senior Vice President Space Center, Inc.
Michael P. Petersen	14605 28th Avenue North Minneapolis, Minnesota 55447	Vice President Minntech Corporation
Fred L. Shapiro, M.D.	14605 28th Avenue North Minneapolis, Minnesota 55447	Consultant Hennepin Faculty Associates
Barbara A. Wrigley	14605 28th Avenue North Minneapolis, Minnesota 55447	Executive Vice President Minntech Corporation